SkyPostal Networks, Inc.

7805 NW 15th Street

Miami, FL 33126

Telephone: (305) 599-1812

Facsimile: (305) 599-1033

October 3, 2008

Securities and Exchange Commission

100 F Street NE

Washington, D.C.  20549

RE:	SkyPostal Networks, Inc.
Form 10-KSB/A For the Year Ended December 31, 2007
Filed on September 12, 2008
File No. 000-52137

Attn:	Tamara Tangen, Staff Accountant

Dear Ms. Tangen:

In connection with the Company’s amendments to its Form 10-KSB for the year ended December 31, 2007, (the “filing”) and in accordance with the Staff’s comments as referenced above,  please be advised that the Company acknowledges that::

•     the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•     staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•     the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Albert Hernandez
Albert Hernandez CEO and President

/s/ Clement Harary
Clement Harary CFO